EXHIBIT 10(U)

ADVO, INC.

AMENDMENT TO EMPLOYMENT AGREEMENT

Effective as of January 26, 2006, ADVO, Inc. (the “Company”) and S. Scott Harding (“Harding”) agree to amend the “Severance” provision of Harding’s Employment Agreement to effect changes required in connection with the adoption of Section 409A of the Internal Revenue Code by adding the following paragraph as the last paragraph in such “Severance” provision:

“Notwithstanding anything to the contrary contained in this Agreement, if any payments to be made pursuant to this Agreement are subject to Section 409A of the Internal Revenue Code, such payments shall be made in accordance with the provisions of such Section 409A, including without limitation that the first payment of severance shall be made on a date that is six months after the date of termination and such payment shall include all amounts of severance earned but not paid from the date of termination through the date of such first payment.”

Except as set forth above, the Employment Agreement between Harding and the Company bearing an Effective Date of October 15, 2004, as previously amended, remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of January 26, 2006.

ADVO, INC.

By:	/s/ Donald S. Schneider
Name:	Donald S. Schneider
Title:	Executive Vice President

/s/ S. Scott Harding
S. Scott Harding